Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279329

Prospectus Supplement No. 14

(to prospectus dated June 5, 2024)

1,331,452 Shares of Common Stock

This prospectus supplement amends and supplements the prospectus of Longevity Health Holdings, Inc. (“we,” “us,” or “our”) dated June 5, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-279329). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report Amendment No. 1 on Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K/A to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “XAGE.” On March 28, 2025, the last reported sale price of our common stock was $0.123 per share.

We are a “smaller reporting company” and have elected to comply with certain reduced public company reporting requirements. In addition, we are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 7 of Prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 31, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2025

Longevity Health Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40228	86-1645738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2403 Sidney Street, Suite 300
Pittsburgh, Pennsylvania		15203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 412 894-8248

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XAGE	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	XAGEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

As previously disclosed in the Current Report on Form 8-K (the “Original Form 8-K”) filed by Longevity Health Holdings, Inc., formerly Carmell Corporation, (the “Company”) with the Securities and Exchange Commission on January 16, 2025, the Company completed its the acquisition of substantially all of the assets and assumption of certain of the liabilities of PMGC Holdings Inc. and Elevai Skincare, Inc., its wholly owned subsidiary, (the “Seller”), related to the Seller’s skincare and haircare business (“Skincare Business”) on January 16, 2025. This Current Report on Form 8-K/A (this “Amendment No. 1”) amends the Original Form 8-K to include the financial statements and pro forma financial information required by Items 9.01(a) and 9.01(b), respectively, of Form 8-K that were previously omitted from the Original Form 8-K in reliance on Items 9.01(a)(3) and 9.01(b)(2) of Form 8-K. This Amendment No. 1 does not amend any other item in the Original Form 8-K, and, except as provided herein, all other information and disclosures in the Original Form 8-K remain unchanged.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The unaudited interim financial statements of Skincare Business (a business of PMGC Holdings Inc.) as of and for the nine months ended September 30, 2024 are filed herewith as Exhibit 99.1 and are incorporated herein by reference.

The audited financial statements of Skincare Business (a business of PMGC Holdings Inc.) as of and for the year ended December 31, 2023, and the related notes and related independent auditor’s report thereon, are filed herewith as Exhibit 99.2 and are incorporated herein by reference.

(b) Pro Forma Financial Information

Certain unaudited condensed combined pro forma financial information as of and for the nine months ended September 30, 2024 and for the year ended December 31, 2023 are filed herewith as Exhibit 99.3 and are incorporated herein by reference.

(d) Exhibits

23.1	Consent of HTL CPAS & Business Advisors LLC

99.1	Unaudited interim financial statements of Skincare Business (a business of PMGC Holdings Inc.) as of and for the nine months ended September 30, 2024.

99.2

Audited financial statements of Skincare Business (a business of PMGC Holdings Inc.) as of and for the year ended December 31, 2023, and the related notes and the related independent auditor’s report thereon.

99.3	Unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2023 and the nine months ended September 30, 2024.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Longevity Health Holdings, Inc.

Date:	March 31, 2025	By:	/s/ Bryan J. Cassaday
Bryan J. Cassaday Chief Financial Officer

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 29,2025 with respect to the financial statements of Skincare Business, for the year ended December 31, 2023, in this Form 8-K/A filed with the Securities and Exchange Commission. Our report dated March 29, 2025 contains an emphasis of matter paragraph describing an uncertainty about the Skincare Business’ ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HTL CPAS & Business Advisors LLC

Houston, TX

March 29, 2025

EXHIBIT 99.1

Financial Statements

Skincare Business

(A business of PMGC Holdings Inc.)

For the quarterly period ended September 30, 2024 (Unaudited - Expressed in United States Dollars)

Skincare Business

(A business of PMGC Holdings Inc.)

Balance Sheet

(Unaudited - Expressed in United States dollar)

As of:	September 30,2024
ASSETS Current Assets
Receivables, net	$16,889
Prepaidsand deposits	111,064
Inventory, net	986,421
Total Current Assets	1,114,374
Property and equipment, net	51,235
Operating lease right-of-use asset	101,471
TOTAL ASSETS	$1,267,080
LIABILITIES Current Liabilities Accounts payableand accrued liabilities	$661,654
Accrued liabilities, relatedparty	60,539
Customerdeposits	39,583
Current portion of lease liability	103,309
Total Current Liabilities	865,085
TOTAL LIABILIITES	$ 865,085
NET INVESTMENT BYPARENT	$ 401,995
TOTAL LIABILITIES AND NET INVESTMENT BY PARENT	$1,267,080

The accompanying notes are an integral part of these financial statements

Skincare Business

(A business of PMGC Holdings Inc.) Statement of Operations

For the Nine months ended September 30, 2024

(Unaudited - Expressed in United States dollar)

Nine monthsended September 30,2024
Revenue	$1,747,570
Cost ofsales	468,763
Gross profit	$1,278,807
Expenses Depreciation and amortization	7,367
Marketingand promotion	932,670
Consultingfees	32,610
Office and administrative	1,648,498
Professional fees	321,521
Investorrelations	7,057
Researchand development	209,135
Foreign exchange loss	670
Travel and entertainment	149,359
Total Expenses	$3,308,887
Net loss beforeother income (expense)	$(2,030,080)
Other income (expense) Interest expense	(18,099)
Other income	36,066
Net loss	$ (2,012,113)

The accompanying notes are an integral part of these financial statements

Skincare Business

(A business of PMGC Holdings Inc.) Statement of Net Investment

For the Nine months ended September 30, 2024

(Unaudited - Expressed in United States dollars)

Total $

Balance, January 1,2024	173,658
Share-based compensation	(10,422)
Net loss for the period	(2,012,113)
Contribution from Parent	2,250,872
Balance, September 30, 2024	401,995

The accompanying notes are an integral part of these financial statements

Skincare Business

(A business of PMGC Holdings Inc.) Statement of Cash Flows

For the Nine months ended September 30, 2024

(Unaudited - Expressed in United States dollars)

September 30,2024
Operating activities
Net loss	$ (2,012,113)
Adjustments to reconcile netloss to net cash usedin operating activities:
Depreciation and amortization	9,303
Share-based compensation	(10,422)
Straight-line rent expense	(2,069)
Changes in operating assetsand liabilities: Receivables	16,200
Prepaidexpenses and deposits	58,421
Inventory	(490,754)
Accountspayable and accrued liabilities	186,832
Customer deposits	2,890
Cash flows usedin operating activities	$ (2,241,712)
Investing activities
Purchase of equipment	(9,160)
Cash flows usedin investing activities	$ (9,160)
Financing activities
Contribution from Parent	2,250,872
Cash flows provided by financing activities	$ 2,250,872
Increase (decrease) incash	-
Cash, beginning of period	-
Cash, endingof period	$-

The accompanying notes are an integral part of these financial statements

Skincare Business

(A business of PMGC Holdings Inc.)

Notes to the Financial Statements

For the nine months ended September 30, 2024

(Unaudited - Expressed in United States dollars)

1.
Organization and nature of operations

The accompanying carve-out financial statements include the historical accounts of Skincare Business (referred to as “Skincare” or the “Business”), part of PMGC Holdings Inc. (formerly Elevai Labs Inc.) (“PMGC” or the “Parent”).

The Business was part of PMGC, and is engaged in the design, development, manufacture, and distribution of medical-grade skincare products with a focus on exosome-based regenerative skincare solutions.

The Parent was incorporated under the laws of the State of Delaware on June 9, 2020, and conducted the Business prior to a reorganization during 2024. The reorganization included a name change and redomiciling of the Parent from Delaware to Nevada. As part of the reorganization, on April 29, 2024, PMGC Impasse Corp (formerly Elevai Skincare Inc.) (“Impasse”) was incorporated in the State of Delaware to operate PMGC’s skincare business. Effective May 1, 2024, PMGC transferred its operating assets and liabilities relating to its skincare business to Impasse in exchange for common stock of Impasse, and is the sole shareholder of Impasse. On December 31, 2024, PMGC and Impasse, entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Carmell Corporation (“Carmell”), an unrelated third party, pursuant to which it was agreed to sell the skincare business. The sale of the Business closed on January 16, 2025.

2.
Going Concern

These financial statements have been prepared on a going concern basis, which implies the Business will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Business as a going concern is dependent upon the continued financial support from its owners and the ability of the Business to obtain necessary equity financing to continue operations, and ultimately the attainment of profitable operations.

As of September 30, 2024, the Business had a net working capital of $249,289. Furthermore, for the nine months ended September 30, 2024, the Business incurred a net loss of $2,012,113 and used $2,241,712 of cash flows for operating activities. These factors raise substantial doubt regarding the Business’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Business be unable to continue as a going concern.

The assessment of whether the going concern assumption is appropriate requires management to take into account all available information about the future, which is at least, but not limited to, twelve months from the date the financial statements are issued. The Business is aware that material uncertainties related to events or conditions may cast substantial doubt upon the Business’s ability to continue as a going concern.

Management’s plans that alleviate substantial doubt about the Business’s ability to continue as a going concern include the sale of the Business. Although the Company has been successful in raising funds in the past, and expects to do so in the future, there are no guarantees that it will be able to raise funds as anticipated.

3.
Summary of Significant Accounting Policies

Basis ofPresentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) from the consolidated financial statements and accounting records of PMGC using the historical results of operations and historical cost basis of the assets and the liabilities of PMGC that comprise Skincare. Skincare has, until May 1, 2024, historically operated as part of PMGC, consequently stand-alone financial statements have not historically been prepared for Skincare. The accompanying financial statements have been derived from PMGC’s consolidated financial statements and historical accounting records and are presented on a stand-alone basis as if the Business’s operations had been conducted independently from PMGC. These financial statements have been prepared on a “carve-out” basis, reflecting PMGC’s net investment in the Business, and are expressed in U.S. dollars.

The operations comprising Skincare are predominantly held in PMGC until May 1, 2024. Effective May 1, 2024, the operations comprising Skincare are predominantly held in Impasse. References herein to Skincare refers to the assets, liabilities that are primarily related to the operating activities to the business of Skincare. The financial statements have been derived from PMGC’s and Impasse’s historical accounting records.

The statement of operations include revenue and costs directly attributable to Skincare. Costs include all costs for facilities, direct staff, and any related services used by the Business. Costs for certain functions and services performed by PMGC’s centralized organizations, such as corporate administration and support, are directly charged to the business, based on specific identification when possible, or reasonable allocation methods, such as usage or other specific allocation methods where appropriate. The allocated costs are deemed to be settled by Skincare to the Parent in the period in which the expense was recorded in the statement of operations. The net effect of the deemed settled transactions is reflected in the statement of cash flows as net transfers from PMGC within financing activities and in the balance sheet as Net investment by PMGC.

The Financial Statements of the Business include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Business.

All of the allocations and estimates in the financial statements are based on assumptions that management believes are reasonable. However, the financial information included herein may not be indicative of the financial position, results of operations, and cash flows of the Business in the future, or what they would have been had the Business been a separate, stand-alone entity during the year presented.

This summary of the significant accounting policies of the Business is presented to assist in understanding the Business's financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

In the opinion of management, we have included all adjustments considered necessary for a fair presentation and such adjustments are of a normal recurring nature. The results of operations for the nine months ended September 30, 2024, are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2024.

Net Investment by Parent

The Business’s equity on the Balance Sheet represents our Parent’s historical net investment in the Business and is presented as “net investment by parent” in lieu of stockholders’ equity. The Statements of Net Parent Investment include net cash transfers and other property transfers between our Parent and the Business. All transactions reflected in net investment by Parent in the accompanying the Balance Sheet have been considered cash receipts and payments for purposes of the Statements of Cash Flows and are reflected as financing activities in the accompanying Statement of Cash Flows.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Business regularly evaluates estimates and assumptions related to revenue recognition, the collectability of receivables, valuation of inventory, useful lives and recoverability of long-lived assets. In addition, the Business also used significant estimates made by management in carve- out allocation methodologies. The Business bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Business may differ materially and adversely from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the financial statements in the period they are determined.

Reportable Segments and Geographic Areas

The Business operates as a single operating segment, focused on the development, marketing, and sale of skincare products. The Business’s chief operating decision maker reviews financial performance and allocates resources on an entity-wide basis. As such, no separate segment information is presented in these financial statements in accordance with ASC 280, Segment Reporting.

All of the Business’s operations, assets and liabilities are located in the UnitedStates.

During 2023, the Business started exporting products to international markets. Following is a breakdown of the sales per geographical area:

	United Sates	Canada	Vietnam	Total
Revenue	1,676,721	30,075	40,774	1,747,570

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate.

The Business recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer. Revenue is measured based on the consideration the Business expects to receive in exchange for those products. In instances where financial acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. Revenues are recognized under ASC 606, “Revenue from Contracts with Customers,” in a manner that reasonably reflects the delivery of its products and services to customers in return for expected consideration.

The Business generates revenue through the sale of skincare products. Revenue from the sale of skincare products are recognized at the point in time when the Business considered revenue realized or realizable and earned, which is typically when all of the five following criteria are met: (1) the contract with the customer is identifiable (i.e. when a sales transaction has been entered into between the Business and the customer),

(2) the performance obligation in the contract is identifiable (i.e. the customer has ordered a known quantity of product to be delivered), (3) the transaction price is determinable (i.e. the customer has agreed to the Business’s price for the products ordered), (4) the Business is able to allocate the transaction price to the performance obligations in the contract, and (5) the performance obligations have been satisfied, which is typically upon delivery of the product to the customer.

Transaction prices for performance obligations are explicitly outlined in relevant agreements; therefore, the Business does not believe that significant judgements are required with respect to the determination of the transaction price, including any variable consideration identified.

The Business is responsible for providing the products to customers. As a result, the Business is considered the Principal when providing products to customers. As the Business collects payment at the time of the customer order, its contracts do not have a significant financing component. Customers are entitled to replacement or full refund of any damaged or defective product, after the return of the damaged or defective product to the Business. There were no significant returns or refunds during the nine months ended September 30, 2024.

Research and development

Research and development costs are expensed as incurred in accordance with ASC 730, Research and Development. The Business incurs research and development costs in the pursuit of new products and improving the formulation of existing products. Examples of research costs include laboratory research, studies, surveys, and other activities aimed at acquiring new knowledge. Development costs include expenses incurred in the process of applying research findings or other knowledge to a plan or design for a new product or process. Examples of development costs include engineering, design, testing, and other activities aimed at developing a product or process for commercial production.

Development costs may be capitalized if the following criteria are met: (1) technological feasibility has been established, (2) the Business intends to complete the product or process. (3) the Business has the ability to use or sell the product or process, (4) the product or process will generate future economic benefits, and (5) the costs can be reliably measured.

As of September 30, 2024, the Business has not capitalized any development cost.

Marketing and promotion

Costs associated with marketing and promoting the Business’s products are expensed when incurred. The Business includes the cost of products given out as samples in marketing and promotion expenses.

Leases

The Business accounts for leases in accordance with ASC 842, “Leases”. We determine if an arrangement meets the definition of a lease at inception of the contract. Leases are classified as either operating or finance leases. All of the Business’s leases have been assessed as operating leases. Accounting for operating leases, other than short term leases, results in operating lease right-of-use (“ROU”) assets, operating lease liabilities- current, and operating lease liabilities - noncurrent on the balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As our lease do not provide an implicit rate, we use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Income Taxes

The results of operations have historically been included in the income tax returns of PMGC. Income taxes as presented in the Financial Statements attribute current and deferred income taxes of PMGC to the stand- alone financial statements of Skincare in a manner that is systematic, rational and consistent with the asset and liability method prescribed by ASC 740. Accordingly, the income tax provision of Skincare was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group members were a separate taxpayer and a stand-alone enterprise. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, actual transactions included in the consolidated financial statements of PMGC may not be included in the separate financial statements of Skincare. Similarly, the tax treatment of certain items reflected in the financial statements of Skincare may not be reflected in the consolidated financial statements and tax returns of PMGC. Further, the Business’s income tax results as presented in these financial statements may not necessarily be reflective of the result of the Business in the future. Management believes the assumptions underlying the allocation of income taxes in these Financial Statements are reasonable. However, income tax results may not necessarily reflect the results had the Business been a separate, stand-alone entity during the period presented.

The Business accounts for income taxes using the asset and liability method in accordance with ASC 740, “Income Taxes”. The asset and liability method provides that deferred income tax assets and liabilities are recognized for the expected future tax consequence of temporary differences between the financial reporting and taxes basis of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Business records a valuation allowance to reduce deferred income tax assets to the amount that it believes more likely than not to be realized. In making such a determination, the Business considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income tax planning, strategies and results of recent operations. If the Business determines that such deferred tax assets will be recognized in the future in excess of the net recorded amount then the deferred tax asset valuation will be adjusted which would reduce the provision for income taxes. Significant judgments and estimates are required in the determination of the consolidated income tax expense. As of December 31, 2023, the Business did not have any amounts recorded pertaining to tax assets or liabilities as the Business has incurred losses since inception and has taken a full valuation allowance against its tax loss carry forwards. In addition, the Business did not have any amounts recorded pertaining to tax expense or recovery.

The Business records uncertain tax provisions in accordance with ASC 740 based on a two-step process whereby (1) a determination is made about whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more likely than not recognition threshold, the Business recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

As of September 30, 2024, the Business did not have any amounts recorded pertaining to uncertain tax positions. The Business recognizes interest and penalties related to uncertain tax positions in office and administrative expense. The Business did not incur any penalties or interest during the nine months ended September 30, 2024.

Concentration of Credit Risk

Cash, receivables and refundable deposits are the only financial instruments that are potentially subject to credit risk. The Business places its cash in what it believes to be credit-worthy financial institutions. Receivables relate to timing differences on receiving proceeds from sales transactions processed through customer credit cards. Refundable deposits relate to the Business’s security deposit on lease agreements.

Risks and Uncertainties

The Business is subject to risks from, among other things, competition associated with the industry in general, regulatory environment, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Business, but which will only be resolved when one or more future events occur or fail to occur. The Business’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgement. In assessing loss contingencies related to legal proceedings that are pending against the Business or un-asserted claims that may result in such proceedings, the Business’s legal counsel evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in the Business’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Receivables

All receivables under standard terms are due thirty (30) days from the date billed. If the funds are not received within thirty (30) days, the customer is contacted to arrange payment. The Business uses the allowance for credit losses method to account for uncollectable receivables. As of September 30, 2024, there was no allowance for credit losses related to receivables recorded.

Inventory

Inventory consists of raw materials, work-in-progress and finished goods and are valued at the lower of cost or net realizable value. The Business’s manufacturing process involves the production of our proprietary stem cell-derived Elevai ExosomesTM. Finished goods consists of a new generation of cosmetic topical products containing our proprietary stem cell-derived Elevai ExosomesTM. Cost is determined using the weighted average cost formula. Net realizable value is determined on the basis of anticipated sales proceeds less the estimated selling expenses. Management compares the cost of inventories with the net realizable value and an allowance is made to write down inventories to net realizable value, if lower.

Property andEquipment

Property and equipment is stated at cost less accumulated depreciation. Renewals and betterments that materially extend the life of assets are capitalized. Expenditures for maintenance and repairs are expensed as incurred. Property and equipment is depreciated using the straight-line method. The estimated useful lives of property and equipment are generally as follows:

•
Lab equipment 7-year straight-line

•
Furniture and fixtures 7-year straight-line

Impairment of Long-Lived Assets

The Business reviews long-lived assets such as equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying value of the asset, a loss is recognized for the excess of the carrying amount over the fair value of the asset.

The Business’s policy for property and equipment requires judgement in determining whether the present value of future expected economic benefits exceeds capitalized costs. The policy requires management to make certain estimates and assumptions about future economic benefits related to its operations. Estimates and assumptions may change if new information becomes available. If information becomes available suggesting that the recovery of capitalized cost is unlikely, the capitalized cost is written off/impaired to the statement of operations.

Financial Instruments and Fair Value Measurements

The Business analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815 “Derivatives and Hedging”.

ASC 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Business. ASC 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Business’s financial instruments consist of receivables and accounts payable and accrued liabilities. The Business’s financial instruments’ carrying amounts, excluding unamortized discounts, approximate their fair values due to their short term to maturity.

Share-Based Compensation

Employees - The Business accounts for share-based compensation under the fair value method which requires all such compensation to employees, including the grant of employee stock options, to be calculated based on its fair value at the measurement date (generally the grant date), and recognized in the statement of operations over the requisite service period.

Nonemployees - During June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”) to simplify the accounting for share- based payments to nonemployees by aligning it with the accounting for share-based payments to employees. Under the requirements of ASU 2018-07, the Business accounts for share-based compensation to non- employees under the fair value method which requires all such compensation to be calculated based on the fair value at the measurement date (generally the grant date), and recognized in the statement of operations over the requisite service period.

The Business has no share-based compensation plans, however certain employees of the Business participate in the Parent’s share-based compensation plans, which provide for the grants of stock options. PMGC uses the Black-Scholes option-pricing model to estimate the fair value of substantially all stock options granted to employees, and recorded share-based compensation expense in office and administrative, and research and development expenses in the accompanying statement of operations.

During the period ended September 30, 2024, the Business recorded $(10,422), in share-based compensation expense, of which $(13,965) and $3,543 respectively is included in office and administration and research and development, respectively.

The expected volatility represents the historical volatility of comparable publicly traded companies in similar industries, adjusted for variables such as stock price, market capitalization and life cycle. Due to limited historical data, the expected term for options granted is equal to the contractual life. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of stock options. The PMGC has not paid and does not anticipate paying cash dividends on its shares of common stock; therefore, the expected dividend yield is assumed to be zero.

Parent Company Investment

Parent company investment in the balance sheet represents PMGC’s historical investment in the Business, the accumulated net losses after taxes, and the net effect of the transactions with and allocations from PMGC. See the Basis of Presentation section above and Note 11 – Related Party Transactions for additional information.

New Accounting Standards

Recently Adopted Accounting Standards

In March 2022, the FASB issued ASU 2022-02, ASC Subtopic 326 “Credit Losses”: Troubled Debt Restructurings and Vintage Disclosures. Since the issuance of Accounting Standards Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, the Board has provided resources to monitor and assist stakeholders with the implementation of Topic 326. Post-Implementation Review (PIR) activities have included forming a Credit Losses Transition Resource Group, conducting outreach with stakeholders of all types, developing educational materials and staff question-and-answer guidance, conducting educational workshops, and performing an archival review of financial reports. ASU No. 2022-02 is effective for annual and interim periods beginning after December 15, 2022. The adoption of this standard did not have a significant impact on the Business’s unaudited financial statements.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The FASB is issuing this Update (1) to clarify the guidance in Topic 820, Fair Value Measurement, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security, (2) to amend a related illustrative example, and (3) to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820.

Stakeholders asserted that the language in the illustrative example resulted in diversity in practice on whether the effects of a contractual restriction that prohibits the sale of an equity security should be considered in measuring that equity security’s fair value. Some stakeholders apply a discount to the price of an equity security subject to a contractual sale restriction, whereas other stakeholders consider the application of a discount to be inappropriate under the principles of Topic 820.

For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The adoption of this standard did not have a significant impact on the Business’s unaudited financial statements.

Recently Issued Accounting Standards

The Business assesses the adoption impacts of recently issued, but not yet effective, accounting standards by the Financial Accounting Standards Board on the Business's unaudited financial statements.

In November 2023, the FASB issued Accounting Standard Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures ("ASU 2023-07"), intended to improve reportable segments disclosure requirements primarily through enhanced disclosures about significant segment expenses.

ASU 2023-07 includes a requirement to disclose significant segment expenses that are regularly provided to the chief operating decision maker (CODM) and included within each reported measure of segment profit or loss, the title and position of the CODM, an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources, and all segments' profit or loss and assets disclosures. ASU 2023-07 is effective for all public companies for fiscal years beginning after December 15, 2023, and interim periods for the interim period beginning on January 1, 2025. Adoption of ASU 2023-07 is not expected to have a material impact on the Business’s financial statements.

There are no recently issued accounting standards which may have effect on the Business’s unaudited financial statements

4.
Receivables

As of September 30, 2024, receivables consisted of the following:

September 30,2024
Tradereceivable	$16,889
$16,889

As at September 30, 2024, the Business recorded a provision for credit losses of $nil.

5.
Prepaids and Deposits

As of September 30, 2024, prepaid and deposits consisted of the following:

September 30,2024
Prepaid expenses	$42,475
Deposits	68,589
$111,064
Prepaids and deposits - current Deposits- non-current	111,064 -

The security deposit on the Business’s long-term lease in the amount of $10,773 that had been classified as a non-current deposit on the balance sheet in the prior year is classified as current on the balance sheet at September 30, 2024.

6.
Inventory

As of September 30, 2024, inventory consisted of the following:

September 30,2024
Raw materials	$439,328
Work in progress	289,113
Finished goods	257,980
$986,421

Cost of inventory recognized as expense in cost of sales for the nine months ended September 30, 2024 totaled $214,272. In addition, the cost of inventory relating to samples given out and expensed in marketing and promotion for the nine months ended September 30, 2024 totaled $134,000. As of September 30, 2024, the Business recorded an allowance for inventory of $nil.

7.	Property and Equipment
		Equipment	Furniture and Fixtures	Total
	Cost Balance, December 31, 2023	$53,174	$16,898	$70,072
	Additions	9,160	-	9,160
	Balance, September 30, 2024	$ 62,334	$ 16,898	$ 79,232
	Accumulated depreciation Balance, December 31, 2023	$15,732	$2,962	$18,694
	Depreciation	7,492	1,811	9,303
	Balance, September 30, 2024	$ 23,224	$ 4,773	$ 27,997
	Net book value September 30, 2024	$ 39,110	$ 12,125	$ 51,235

During the nine months ended September 30, 2024, the Business capitalized depreciation of $1,936 as part of the production of inventory.

8.
Operating Lease

During 2022, the Business entered into a non-cancelable operating lease that includes two property locations, one which is being used as the Business’s office and the other as its lab for research and development and the production of inventory. The lease had a commencement date of June 1, 2022, and expires on May 31, 2025, after which the term will continue on a month-to-month basis.

On July 3, 2023, the Business amended the terms of the previously entered lease agreement to lease additional office space from the lessor. Rent increased from $10,773 to $13,477 per month commencing July 1, 2023, through May 31, 2025. The lease amendment required a remeasurement of the lease liability which resulted in an increase of $47,986 to the lease liability and an equal increase in the right of use asset as of July 1, 2023. The Business used a discount rate of 11.50% upon the remeasurement of the lease liability on July 1, 2023, compared to an original discount rate of 8% on lease commencement, as its incremental cost of borrowing due to the amendment.

The Business recognized a total lease cost related to its non-cancelable operating lease of $119,222 for the nine months ended September 30, 2024. The lease cost has been allocated as follows based on the square footage of each property location.

September 30,2024
Office space, recorded in office andadministration	$90,863
Lab space, recorded in research and development	18,688
Lab space, capitalized to production of inventory	9,671
$119,222

As of September 30, 2024, the Business recorded a security deposit of $10,773 (Note 5).

Future minimum lease payments under the Business’s operating lease that have an initial non-cancelable lease term in excess of one year at September 30, 2024, are as follows:

As of September 30, 2024	Total
2024	40,430
2025	67,384
Thereafter	-
107,814
Less: Imputed interest	(4,505)
Operating lease liability	103,309

Operating lease lability – current	103,309
Operating lease lability – non-current	$-

The remaining lease term as of September 30, 2024, is 0.67 years.

9.
Accounts Payable and Accrued Liabilities

As of September 30, 2024, accounts payable and accrued liabilities consisted of the following:

September 30,2024
Accounts payable	$572,239
Accrued liabilities	89,415
$661,654

10.
Equity

Net investment by parent

The financial statements of the Business have been prepared on a carve-out basis from its parent company, PMGC, and reflect the historical financial position, results of operations, and cash flows related to the Business as historically managed within PMGC.

Since the Business was wholly owned and operated as part of PMGC during the period presented, its equity is presented as "Net Investment by Parent", which represents the cumulative funding provided by PMGC, as well as the net income or loss attributable to the Business.

On May 1, 2024, Impasse issued 1,000 shares of common stock to PMGC as part of its formal legal incorporation. However, this issuance did not change ownership structure or impact the economic substance of the carve-out financial statements of the Business, and therefore, equity continues to be presented as Net Investment by Parent rather than common stock and additional paid-in capital.

Share-based payments

Certain employees of the Business participate in the share-based compensation plan sponsored by Parent. Under this plan, eligible employees of the Business receive stock options that are settled in shares of the Parent. As the Business does not have its own stock-based compensation plan, the stock awards were granted under Parent’s equity plan, and the Business does not issue its own equity instruments.

Compensation related to these share-based awards is recognized over the vesting period in the statement of operations, with a corresponding credit recorded as an increase to "Net Investment by Parent", rather than additional paid-in capital, in the statement of net investment by parent.

Transactions during the nine-month ended September 30,2024

In January 2024, the PMGC granted 9 stock options to two employees of the Business with a contractual life of ten years and an exercise price of $7,000 per common stock. These stock options were valued at $16,178 using the

Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

The continuity of stock options for the nine months ended September 30, 2024 is summarized below:

Weighted

	Number of stock options	average exercise price
Outstanding, December 31, 2023	619	1,837.25
Granted	9	7,000.00
Forfeited	(225)	2,150.26
Outstanding, September 30, 2024	403	1,776.91

As of September 30, 2024, the following options were outstanding, entitling the holders thereof the right to purchase one common stock in PMGC for each option held as follows:

Weighted average

Outstanding	Vested	Expiry date	exercise price($)
298	283	February 8, 2031	840
25	25	February 27, 2031	840
3	2	April 25, 2032	840
11	7	June 1, 2032	1,876
7	3	October 15, 2032	1,876
4	2	November 1,2032	7,000
7	3	March 2, 2033	7,000
36	12	April 16, 2033	7,000
7	2	June 27, 2033	7,000
1	-	July 1, 2024	7,000
4	-	February 12, 2034	7,000
403	339		1,776,91

As of December 31, 2023, the weighted average life of stock options outstanding was 6.76 years.

During the nine months ended September 30, 2024, the Business recorded $(10,422), in share-based compensation expense, of which $(13,965) and $3,543, included in office and administration and research and development, respectively. The negative amount of share-based compensation expense for office and administration is due to Brenda Buechler, Former Chief Marketing Officer and Christopher Kraneiss, Former Chief Commercial Officer forfeited their share-based compensation during the period ended September 30, 2024.

Between October 1, 2024 and January 16, 2025, 125 stock options expired as a result of termination of employment relationships. On January 16, 2025, upon the close of the sale of the Business to Carmell, 64 unvested stock options were forfeited as a result of the cessation of employment relationship with PMGC. 339 vested stock options will expire on April 16, 2025 following the lapse of the 90-day grace period for these employees of the Business.

11.
Related Party Transactions

Historically, the Business has been managed and operated in the ordinary course of business within the Parent. Accordingly, certain costs have been allocated to Skincare and reflected as expenses in the Financial Statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to Skincare for purposes of the stand-alone financial statements. However, the expenses reflected in the Financial Statements may not be indicative of the actual expenses that would have been incurred during the period presented if Skincare historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the Financial Statements may not be indicative of related expenses that will be incurred in the future by Skincare.

Centralized Treasury

Treasury activities, including activities related to the Business, are centralized by the Parent such that net cash collections and disbursements are generally distributed to the Parent and reflected as net Parent investment. All of Skincare’s transactions with the Parent are considered to be financing transactions, which are presented as Net Transfers from Parent in the accompanying statement of cash flows.

Related Parties

Related parties consist of the following individuals and corporations:

•
Braeden Lichti, Non-executive Chairman of PMGC, significant shareholder through BWL Investments Ltd.
•
Jordan Plews, Former Director of PMGC (resigned December 23, 2024), Former CEO of the Business (resigned January 16, 2025), significant shareholder through JP Bio Consulting LLC
•
Graydon Bensler, CFO, CEO, and Director of PMGC
•
Tim Sayed, Former Chief Medical Officer of the Business (resigned August 1, 2024)
•
Brenda Buechler, Former Chief Marketing Officer of the Business (resigned June 20, 2024)
•
Christoph Kraneiss, Former Chief Commercial Officer of the Business (resigned June 20, 2024)
•
Jeffrey Parry, Director of PMGC
•
Julie Daley, Director of PMGC
•
Crystal Muilenburg, Director of PMGC (resigned February 29, 2024)
•
George Kovalyov, Director of PMGC (appointed March 1, 2024)
•
GB Capital Ltd., controlled by Graydon Bensler
•
JP Bio Consulting LLC, significant shareholder and controlled by Jordan Plews
•
BWL Investments Ltd., significant shareholder and controlled by Braeden Lichti
•
Northstrive Companies Inc., controlled by Braeden Lichti

Key management personnel include those persons having authority and responsibility for planning, directing, and controlling the activities of the Business as a whole. The Business has determined that key management personnel consist of members of the Business’s Board of Directors, corporate officers, and individuals with more than 10% control.

Remuneration attributed to key management personnel are summarized as follows:

Nine monthsended September 30,2024
Salaries	$ 445,009
Share-based compensation	(67,097)
$ 377,912

Jordan Plews, Director and CEO of the Business, earned a Salary of $189,385 during the nine months ended September 30, 2024 (includes employer taxes of $21,051).

Brenda Buechler, former Chief Marketing Officer, earned a Salary of $132,807 during the nine months ended September 30, 2024 (including employer taxes of $14,297).

Christoph Kraneiss, former Chief Commercial Officer, earned a Salary of $122,818, during the nine months ended September 30, 2024 (including employer taxes of $10,639).

Details of the fair value granted to each related party in the current period, and the related expense recorded for the nine months ended September 30, 2024 are as follow:

Nine Months Ended September 30, 2024	Fair value of stock options granted

Jordan Plews, Director and CEO of Skincare	1,897	50,995
Tim Sayed, Former Chief Medical Officer and Former Director[1]	(4,291)	50,995
Brenda Buechler, Former Chief Marketing Officer[1]	(36,918)	143,671
Christoph Kraneiss, Former Chief Commercial Officer[1]	(30,449)	121,243
	$(69,761)	$366,904

1 354,990 options of related parties were forfeited in the nine months ended September 30, 2024.

As of September 30, 2024, the Business owed Jordan Plews, Director, $60,539 in accrued salaries.

12.
Income Tax

During the year ended December 31, 2023, there is $Nil and $Nil for current and deferred income tax expense, respectively, reflected in the Statement of Operations.

No tax provision is prepared for the nine months ended September 30, 2024, as the Business is in a net loss position.

13.
Commitments and Contingencies

There were no commitments as of September 30, 2024, or during the period then ended other than the operating lease described in Note 8.

Upon the Business’s initial registration of cosmetic products with Health Canada in 2022, the Canadian health ministry confirmed that the ingredients contained in the cosmetic products were permitted for use in cosmetics in Canada, and our cosmetic products as sold were compliant with any applicable requirements of the Food and Drugs Act (Canada) and Cosmetic Regulations pursuant to the Food and Drugs Act (Canada) with respect to all ingredients and composition, including that none of the ingredients contained therein were named on the Cosmetic Ingredient Hotlist (as published by Health Canada).

Health Canada is responsible for regulation of the sale of cosmetics under the Food and Drugs Act and Cosmetic Regulations, including the interpretation of what may be represented on labels and in promotional materials regarding the claimed properties of cosmetic products. The Business markets its products in Canada as cosmetics under the Food and Drugs Act, having submitted cosmetic notifications to Health Canada for both products as required by the Cosmetic Regulations. There is no pre-market approval required from Health Canada to market a cosmetic in Canada. In March 2024, The Business received correspondence from Health Canada, advising that Health Canada had reviewed certain undisclosed information about the Business’s products. Health Canada advised that based on this review, the products did not meet Health Canada’s interpretation of the conditions required to market a cosmetic in Canada. In response to Health Canada’s communication, The Business has engaged Health Canada to obtain clarity about the review and how the products can be marked in Canada.

Depending on the outcome of the Business’s engagement with Health Canada, the Business’s products could be subject to additional regulatory requirements in order to be advertised or sold in Canada. Prior to receiving the March 2024 notice, our distribution agreement partner’s sales in Canada contributed $158,603 to our total revenue of $1,712,595, representing about 9.26% of total revenue for the year ended December 31, 2023. As of March 18, 2024, the Company has voluntarily stopped sale of its products in Canada. On April 30, 2024, the Business's appointed Canadian distributor, Evolve Medical Inc., terminated the existing distribution agreement.

14.
Concentration

Customers

For the nine months ended September 30, 2024, no single customer represented 10% or more of the Business's revenue. During the nine-month period ended September 30, 2024, the Business recorded 14% of its revenue from its largest customers. The Business’s largest customer, representing $139,149 of revenue, relates to sales to a wholesaler during the period.

Suppliers

During the nine months ended September 30, 2024, the Business had 3 key suppliers that represented approximately 78% and 3 key suppliers that represented approximately 66%, respectively, of the cost incurred in the purchase and production of inventory. The table below represents a breakdown of each supplier as a percentage of the cost incurred. (Suppliers are shown from largest to smallest and do not necessarily represent the same suppliers period over period):

Nine MonthsEnded September 30,2024
Supplier 1	37%
Supplier2	29%
Supplier 3	12%
78%

The Business continually evaluates the performance of its suppliers and the availability of alternatives to substitute or supplement its inventory production supply chain. The Business believes that a breakdown in supply from one of its key suppliers would be overcome in a short amount of time given the availability of alternatives.

15.
Subsequent Events

Management has evaluated events subsequent to the period ended September 30, 2024, up to March 29, 2025, for transactions and other events that may require adjustment of and/or disclosure in the financial statements.

On November 27, 2024, PMGC completed a reverse stock split on a ratio of two hundred old common shares for every one new post reverse split common share. In addition, on March 10, 2025, PMGC completed a second reverse stock split on a ratio of seven common shares for every one new post second reverse split common share. All references to the number of options (Note 10) have been retrospectively adjusted to give effect to these reverse stock splits. On a combined basis, this reflects retrospectively a reverse stock split of 1-for-1,400.

On December 31, 2024, PMGC and Impasse entered into an Asset Purchase Agreement with Cutis Cura Corporation (the “Buyer”), a wholly owned subsidiary of Carmell Corporation, to sell substantially all its assets, including intellectual property, trademarks, inventory, fixed assets, customer relationships, and assigned contracts, while retaining cash, accounts receivable, tax assets, and other excluded assets. In exchange, PMGC received common stock valued at $1,075,463 (with a $100,000 indemnification holdback for 12 months), a cash payment of $56,525 contingent on the sale of certain inventory, and future earnout payments based on net sales performance. The Buyer also assumed certain trade payables and contractual obligations incurred in the ordinary course of business. The sale of the Business closed on January 16, 2025.

EXHIBIT 23.1

Financial Statements

Skincare Business

(A business of PMGC Holdings Inc.)

For the year ended December 31, 2023

(Expressed in United States Dollars)

Independent Auditor’s Report

To Board of Directors and Stockholders of Skincare Business

Opinion

We have audited the accompanying financial statements of Skincare Business, which comprise the balance sheet as of December 31, 2023, and the related statement of operations and net investment and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Skincare Business as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Skincare Business will continue as a going concern. As described in Note 2 of the financial statements, the Skincare Business has suffered recurring losses from operations and has cash flows used in operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Skincare Business and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Matter

The financial statements of Skincare Business for the year ended December 31, 2023, were carved out from PMGC Impasse Corp. a wholly owned subsidiary of PMGC Holdings Inc. (formerly Elevai Labs Inc.).

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Skincare

Business ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Skincare Business’ internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Skincare Business’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audits.

/s/ HTL CPAs & Business Advisors

HTL CPAs & Business Advisors LLC

Houston, TX

March 29, 2025

Skincare Business

(A business of PMGC Holdings Inc.)

Balance Sheet

(Expressed in United States dollar)

As of:	December 31,2023
ASSETS Current Assets
Receivables, net	$33,089
Prepaidsand deposits	158,712
Inventory, net	495,667
Total Current Assets	687,468
Deposit	10,773
Propertyand equipment, net	51,378
Operating lease right-of-use asset	206,582
TOTAL ASSETS	$956,201
LIABILITIES Current Liabilities Accounts payableand accrued liabilities	$502,006
Accountspayable and accrued liabilities, related parties	33,355
Customerdeposits	36,693
Current portion of lease liability	145,000
Total Current Liabilities	717,054
Operating leaseliability	65,489
TOTAL LIABILIITES	$ 782,543
NET INVESTMENT BYPARENT	$ 173,658
TOTAL LIABILITIES AND NET INVESTMENT BY PARENT	$956,201

The accompanying notes are an integral part of these financial statements

Skincare Business

(A business of PMGC Holdings Inc.)

Statement of Operations

For the year ended December 31, 2023

(Expressed in United States dollar)

December 31,2023
Revenue	$1,712,595
Cost ofsales	578,015
Gross profit	$1,134,580
Expenses Depreciation	9,741
Marketingand promotion	403,841
Consultingfees	179,731
Office and administrative	1,981,414
Professional fees	446,511
Researchand development	418,833
Travel and entertainment	319,762
Total Expenses	$3,759,833
Net loss beforeother expense	$2,625,253
Other expense Interest expense	(19,525)
Net loss	$2,644,778

The accompanying notes are an integral part of these financial statements

Skincare Business

(A business of PMGC Holdings Inc.)

Statement of Net Investment

For the year ended December 31, 2023

(Expressed in United States dollars)

Total $

Balance, January 1,2023	127,631
Share-based compensation	237,674
Net loss for the year	(2,644,778)
Contribution from Parent	2,453,131
Balance, December 31, 2023	173,658

The accompanying notes are an integral part of these financial statements

Skincare Business

(A business of PMGC Holdings Inc.) Statement of Cash Flows

For the year ended December 31, 2023

(Expressed in United States dollars)

December 31,
2023
Operating activities
Net loss	$ (2,644,778)
Adjustments to reconcile netloss to net cash usedin operating activities:
Depreciation	11,094
Share-based compensation	237,674
Straight-line rent expense	(2,757)
Changes in operating assetsand liabilities: Receivables	(28,909)
Prepaidexpenses and deposits	(130,799)
Inventory	(265,522)
Accounts payable and accrued liabilities	355,536
Customer deposits	26,521
Cash flows usedin operating activities	$ (2,441,940)
Investing activities
Purchase of equipment	(11,191)
Cash flows usedin investing activities	$ (11,191)
Financing activities
Contribution from Parent	2,453,131
Cash flows provided by financing activities	$ 2,453,131
Increase (decrease) incash	-
Cash, beginning of period	-
Cash, endingof period	$-

The accompanying notes are an integral part of these financial statements

Skincare Business

(A business of PMGC Holdings Inc.) Notes to the Financial Statements

For the year ended December 31, 2023

(Expressed in United States dollars)

1.
Organization and nature of operations

The accompanying carve-out financial statements include the historical accounts of Skincare Business (referred to as “Skincare” or the “Business”), part of PMGC Holdings Inc. (formerly Elevai Labs Inc.) (“PMGC” or the “Parent”).

The Business was part of PMGC, and is engaged in the design, development, manufacture, and distribution of medical-grade skincare products with a focus on exosome-based regenerative skincare solutions.

The Parent was incorporated under the laws of the State of Delaware on June 9, 2020, and conducted the Business prior to a reorganization during 2024. The reorganization included a name change and redomiciling of the Parent from Delaware to Nevada. As part of the reorganization, on April 29, 2024, PMGC Impasse Corp (formerly Elevai Skincare Inc.) (“Impasse”) was incorporated in the State of Delaware to operate PMGC’s skincare business. Effective May 1, 2024, PMGC transferred its operating assets and liabilities relating to its skincare business to Impasse in exchange for common stock of Impasse, and is the sole shareholder of Impasse. On December 31, 2024, PMGC and Impasse, entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Carmell Corporation (“Carmell”), an unrelated third party, pursuant to which it was agreed to sell the skincare business. The sale of the Business closed on January 16, 2025.

2.
Going Concern

These audited financial statements have been prepared on a going concern basis, which implies the Business will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Business as a going concern is dependent upon the continued financial support from its owners and the ability of the Business to obtain necessary equity financing to continue operations, and ultimately the attainment of profitable operations.

As of December 31, 2023, the Business had a net working capital deficit of $29,586. Furthermore, for the year ended December 31, 2023, the Business incurred a net loss of $2,644,778 and used $2,441,940 of cash flows for operating activities. These factors raise substantial doubt regarding the Business’s ability to continue as a going concern. These audited financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Business be unable to continue as a going concern.

The assessment of whether the going concern assumption is appropriate requires management to take into account all available information about the future, which is at least, but not limited to, twelve months from the date the financial statements are issued. The Business is aware that material uncertainties related to events or conditions may cast substantial doubt upon the Business’s ability to continue as a going concern.

Management’s plans that alleviate substantial doubt about the Business’s ability to continue as a going concern include the sale of the Business. Although the Company has been successful in raising funds in the past, and expects to do so in the future, there are no guarantees that it will be able to raise funds as anticipated.

3.
Summary of Significant Accounting Policies

Basis ofPresentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) from the consolidated financial statements and accounting records of PMGC using the historical results of operations and historical cost basis of the assets and the liabilities of PMGC that comprise Skincare. Skincare has, until May 1, 2024, historically operated as part of PMGC, consequently stand-alone financial statements have not historically been prepared for Skincare. The accompanying financial statements have been derived from PMGC’s consolidated financial statements and historical accounting records and are presented on a stand-alone basis as if the Business’s operations had been conducted independently from PMGC. These financial statements have been prepared on a “carve-out” basis, reflecting PMGC’s net investment in the Business, and are expressed in U.S. dollars.

The operations comprising Skincare are predominantly held in PMGC until May 1, 2024. Effective May 1, 2024, the operations comprising Skincare are predominantly held in Impasse. References herein to Skincare refers to the assets, liabilities that are primarily related to the operating activities to the business of Skincare. The financial statements have been derived from PMGC’s and Impasse’s historical accounting records.

The statement of operations include revenue and costs directly attributable to Skincare. Costs include all costs for facilities, direct staff, and any related services used by the Business. Costs for certain functions and services performed by PMGC’s centralized organizations, such as corporate administration and support, are directly charged to the business, based on specific identification when possible, or reasonable allocation methods, such as usage or other specific allocation methods where appropriate. The allocated costs are deemed to be settled by Skincare to the Parent in the period in which the expense was recorded in the statement of operations. The net effect of the deemed settled transactions is reflected in the statement of cash flows as net transfers from PMGC within financing activities and in the balance sheet as Net investment by PMGC.

The Financial Statements of the Business include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Business.

All of the allocations and estimates in the financial statements are based on assumptions that management believes are reasonable. However, the financial information included herein may not be indicative of the financial position, results of operations, and cash flows of the Business in the future, or what they would have been had the Business been a separate, stand-alone entity during the year presented.

This summary of the significant accounting policies of the Business is presented to assist in understanding the Business's financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Net Investment by Parent

The Business’s equity on the Balance Sheet represents our Parent’s historical net investment in the Business and is presented as “net investment by parent” in lieu of stockholders’ equity. The Statements of Net Parent Investment include net cash transfers and other property transfers between our Parent and the Business. All transactions reflected in net investment by Parent in the accompanying the Balance Sheet have been considered cash receipts and payments for purposes of the Statements of Cash Flows and are reflected as financing activities in the accompanying Statement of Cash Flows.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Business regularly evaluates estimates and assumptions related to revenue recognition, the collectability of receivables, valuation of inventory, useful lives and recoverability of long-lived assets. In addition, the Business also used significant estimates made by management in carve-out allocation methodologies. The Business bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Business may differ materially and adversely from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the financial statements in the period they are determined.

Reportable Segments and Geographic Areas

The Business operates as a single operating segment, focused on the development, marketing, and sale of skincare products. The Business’s chief operating decision maker reviews financial performance and allocates resources on an entity-wide basis. As such, no separate segment information is presented in these financial statements in accordance with ASC 280, Segment Reporting.

All of the Business’s operations, assets and liabilities are located in the UnitedStates.

During 2023, the Business started exporting products to international markets. Following is a breakdown of the sales per geographical area:

	United Sates	Canada	Vietnam	Australia	Total
Revenue	1,248,537	158,603	70,655	234,800	1,712,595

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate.

The Business recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer. Revenue is measured based on the consideration the Business expects to receive in exchange for those products. In instances where financial acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. Revenues are recognized under ASC 606, “Revenue from Contracts with Customers,” in a manner that reasonably reflects the delivery of its products and services to customers in return for expected consideration.

The Business generates revenue through the sale of skincare products. Revenue from the sale of skincare products are recognized at the point in time when the Business considered revenue realized or realizable and earned, which is typically when all of the five following criteria are met: (1) the contract with the customer is identifiable (i.e. when a sales transaction has been entered into between the Business and the customer),

(2) the performance obligation in the contract is identifiable (i.e. the customer has ordered a known quantity of product to be delivered), (3) the transaction price is determinable (i.e. the customer has agreed to the Business’s price for the products ordered), (4) the Business is able to allocate the transaction price to the performance obligations in the contract, and (5) the performance obligations have been satisfied, which is typically upon delivery of the product to the customer.

Transaction prices for performance obligations are explicitly outlined in relevant agreements; therefore, the Business does not believe that significant judgements are required with respect to the determination of the transaction price, including any variable consideration identified.

The Business is responsible for providing the products to customers. As a result, the Business is considered the Principal when providing products to customers. As the Business collects payment at the time of the customer order, its contracts do not have a significant financing component. Customers are entitled to replacement or full refund of any damaged or defective product, after the return of the damaged or defective product to the Business. There were no significant returns or refunds during the year ended December 31, 2023.

Research and development

Research and development costs are expensed as incurred in accordance with ASC 730, Research and Development. The Business incurs research and development costs in the pursuit of new products and improving the formulation of existing products. Examples of research costs include laboratory research, studies, surveys, and other activities aimed at acquiring new knowledge. Development costs include expenses incurred in the process of applying research findings or other knowledge to a plan or design for a new product or process. Examples of development costs include engineering, design, testing, and other activities aimed at developing a product or process for commercial production.

Development costs may be capitalized if the following criteria are met: (1) technological feasibility has been established, (2) the Business intends to complete the product or process. (3) the Business has the ability to use or sell the product or process, (4) the product or process will generate future economic benefits, and (5) the costs can be reliably measured.

As of December 31, 2023, the Business has not capitalized any development cost.

Marketing and promotion

Costs associated with marketing and promoting the Business’s products are expensed when incurred. The Business includes the cost of products given out as samples in marketing and promotion expenses.

Leases

The Business accounts for leases in accordance with ASC 842, “Leases”. We determine if an arrangement meets the definition of a lease at inception of the contract. Leases are classified as either operating or finance leases. All of the Business’s leases have been assessed as operating leases. Accounting for operating leases, other than short term leases, results in operating lease right-of-use (“ROU”) assets, operating lease liabilities

- current, and operating lease liabilities - noncurrent on the balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As our lease do not provide an implicit rate, we use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Income Taxes

The results of operations have historically been included in the income tax returns of PMGC. Income taxes as presented in the Financial Statements attribute current and deferred income taxes of PMGC to the stand- alone financial statements of Skincare in a manner that is systematic, rational and consistent with the asset and liability method prescribed by ASC 740. Accordingly, the income tax provision of Skincare was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group members were a separate taxpayer and a stand-alone enterprise. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, actual transactions included in the consolidated financial statements of PMGC may not be included in the separate financial statements of Skincare. Similarly, the tax treatment of certain items reflected in the financial statements of Skincare may not be reflected in the consolidated financial statements and tax returns of PMGC. Further, the Business’s income tax results as presented in these financial statements may not necessarily be reflective of the result of the Business in the future. Management believes the assumptions underlying the allocation of income taxes in these Financial Statements are reasonable. However, income tax results may not necessarily reflect the results had the Business been a separate, stand-alone entity during the periods presented.

The Business accounts for income taxes using the asset and liability method in accordance with ASC 740, “Income Taxes”. The asset and liability method provides that deferred income tax assets and liabilities are recognized for the expected future tax consequence of temporary differences between the financial reporting and taxes basis of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Business records a valuation allowance to reduce deferred income tax assets to the amount that it believes more likely than not to be realized. In making such a determination, the Business considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income tax planning, strategies and results of recent operations. If the Business determines that such deferred tax assets will be recognized in the future in excess of the net recorded amount then the deferred tax asset valuation will be adjusted which would reduce the provision for income taxes. Significant judgments and estimates are required in the determination of the consolidated income tax expense. As of December 31, 2023, the Business did not have any amounts recorded pertaining to tax assets or liabilities as the Business has incurred losses since inception and has taken a full valuation allowance against its tax loss carry forwards. In addition, the Business did not have any amounts recorded pertaining to tax expense or recovery.

The Business records uncertain tax provisions in accordance with ASC 740 based on a two-step process whereby (1) a determination is made about whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more likely than not recognition threshold, the Business recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

As of December 31, 2023, the Business did not have any amounts recorded pertaining to uncertain tax positions. The Business recognizes interest and penalties related to uncertain tax positions in office and administrative expense. The Business did not incur any penalties or interest during the year ended December 31, 2023.

Concentration of Credit Risk

Receivables and refundable deposits are the only financial instruments that are potentially subject to credit risk. Receivables relate to timing differences on receiving proceeds from sales transactions processed through customer credit cards. Refundable deposits relate to the Business’s security deposit on lease agreements.

Risks andUncertainties

The Business is subject to risks from, among other things, competition associated with the industry in general, regulatory environment, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Business, but which will only be resolved when one or more future events occur or fail to occur. The Business’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgement. In assessing loss contingencies related to legal proceedings that are pending against the Business or un-asserted claims that may result in such proceedings, the Business’s legal counsel evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in the Business’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Receivables

All receivables under standard terms are due thirty (30) days from the date billed. If the funds are not received within thirty (30) days, the customer is contacted to arrange payment. The Business uses the allowance for credit losses method to account for uncollectable receivables. As of December 31, 2023, there was no allowance for credit losses related to receivables recorded.

Inventory

Inventory consists of raw materials, work-in-progress and finished goods and are valued at the lower of cost or net realizable value. The Business’s manufacturing process involves the production of our proprietary stem cell-derived Elevai ExosomesTM. Finished goods consists of a new generation of cosmetic topical products containing our proprietary stem cell-derived Elevai ExosomesTM. Cost is determined using the weighted average cost formula. Net realizable value is determined on the basis of anticipated sales proceeds less the estimated selling expenses. Management compares the cost of inventories with the net realizable value and an allowance is made to write down inventories to net realizable value, if lower.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Renewals and betterments that materially extend the life of assets are capitalized. Expenditures for maintenance and repairs are expensed as incurred. Property and equipment is depreciated using the straight-line method. The estimated useful lives of property and equipment are generally as follows:

•
Lab equipment 7-year straight-line
•
Furniture and fixtures 7-year straight-line

Impairment of Long-Lived Assets

The Business reviews long-lived assets such as equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying value of the asset, a loss is recognized for the excess of the carrying amount over the fair value of the asset.

The Business’s policy for property and equipment requires judgement in determining whether the present value of future expected economic benefits exceeds capitalized costs. The policy requires management to make certain estimates and assumptions about future economic benefits related to its operations. Estimates and assumptions may change if new information becomes available. If information becomes available suggesting that the recovery of capitalized cost is unlikely, the capitalized cost is written off/impaired to the statement of operations.

Financial Instruments and Fair Value Measurements

The Business analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815 “Derivatives and Hedging”.

ASC 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Business. ASC 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Business’s financial instruments consist of receivables and accounts payable and accrued liabilities. The Business’s financial instruments’ carrying amounts, excluding unamortized discounts, approximate their fair values due to their short term to maturity.

Share-Based Compensation

Employees - The Business accounts for share-based compensation under the fair value method which requires all such compensation to employees, including the grant of employee stock options, to be calculated based on its fair value at the measurement date (generally the grant date), and recognized in the statement of operations over the requisite service period.

Nonemployees - During June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”) to simplify the accounting for share- based payments to nonemployees by aligning it with the accounting for share-based payments to employees. Under the requirements of ASU 2018-07, the Business accounts for share-based compensation to non- employees under the fair value method which requires all such compensation to be calculated based on the fair value at the measurement date (generally the grant date), and recognized in the statement of operations over the requisite service period.

The Business has no share-based compensation plans, however certain employees of the Business participate in the Parent’s share-based compensation plans, which provide for the grants of stock options. PMGC uses the Black-Scholes option-pricing model to estimate the fair value of substantially all stock options granted to employees, and recorded share-based compensation expense in office and administrative, and research and development expenses in the accompanying statement of operations.

During the year ended December 31, 2023, the Business recorded $237,674, in share-based compensation expense, of which $226,842 and $10,832, respectively is included in office and administration and research and development, respectively.

The expected volatility represents the historical volatility of comparable publicly traded companies in similar industries, adjusted for variables such as stock price, market capitalization and life cycle. Due to limited historical data, the expected term for options granted is equal to the contractual life. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of stock options. PMGC has not paid and does not anticipate paying cash dividends on its shares of common stock; therefore, the expected dividend yield is assumed to be zero.

Parent Company Investment

Parent company investment in the balance sheet represents PMGC’s historical investment in the Business, the accumulated net losses after taxes, and the net effect of the transactions with and allocations from PMGC. See the Basis of Presentation section above and Note 11 – Related Party Transactions for additional information.

New Accounting Standards

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt—Debt with Conversion and Other Options” and ASC subtopic 815-40 “Hedging—Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The adoption of this standard did not have a significant impact on the Business’s financial statements.

In March 2022, the FASB issued ASU 2022-02, ASC Subtopic 326 “Credit Losses”: Troubled Debt Restructurings and Vintage Disclosures. Since the issuance of Accounting Standards Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, the Board has provided resources to monitor and assist stakeholders with the implementation of Topic 326. Post-Implementation Review (PIR) activities have included forming a Credit Losses Transition Resource Group, conducting outreach with stakeholders of all types, developing educational materials and staff question-and-answer guidance, conducting educational workshops, and performing an archival review of financial reports. ASU No. 2022-02 is effective for annual and interim periods beginning after December 15, 2022. The adoption of this standard did not have a significant impact on the Business’s financial statements.

Recently Issued Accounting Standards

The Business assesses the adoption impacts of recently issued, but not yet effective, accounting standards by the Financial Accounting Standards Board on the Business 's financial statements.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The FASB is issuing this Update (1) to clarify the guidance in Topic 820, Fair Value Measurement, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security, (2) to amend a related illustrative example, and (3) to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820.

Stakeholders asserted that the language in the illustrative example resulted in diversity in practice on whether the effects of a contractual restriction that prohibits the sale of an equity security should be considered in measuring that equity security’s fair value. Some stakeholders apply a discount to the price of an equity security subject to a contractual sale restriction, whereas other stakeholders consider the application of a discount to be inappropriate under the principles of Topic 820.

For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15,

2023, and interim periods within those fiscal years.

The Business does not expect the standard to have a significant impact on its financial statements.

In November 2023, the FASB issued Accounting Standard Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures ("ASU 2023-07"), intended to improve reportable segments disclosure requirements primarily through enhanced disclosures about significant segment expenses.

ASU 2023-07 includes a requirement to disclose significant segment expenses that are regularly provided to the chief operating decision maker (CODM) and included within each reported measure of segment profit or loss, the title and position of the CODM, an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources, and all segments' profit or loss and assets disclosures. ASU 2023-07 is effective for all public companies for fiscal years beginning after December 15, 2023, and interim periods for the interim period beginning on January 1, 2025. Adoption of ASU 2023-07 is not expected to have a material impact on the Business’s financial statements.

4.
Receivables

As of December 31, 2023, receivables consisted of the following:

December 31,2023
Tradereceivable	$33,089
$33,089

As at December 31, 2023, the Business recorded a provision for doubtful accounts of $nil.

5.
Prepaids and Deposits

As of December 31, 2023, prepaids and deposits of $169,485 primarily consist of prepaid insurance, security deposit on rent and other operating expenses and consisting of the following:

December 31,2023
Prepaid expenses	$35,791
Deposits	133,694
$169,485
Prepaids and deposits - current	158,712
Deposits - non-current	10,773

As of December 31, 2023, the security deposit on the Business’s long-term lease in the amount of $10,773 and is classified as a non-current deposit on the balance sheet.

6.
Inventory

As of December 31, 2023, inventory consisted of the following:

December 31,2023
Raw materials	$279,514
Work in progress	147,906
Finished goods	68,247
$495,667

Cost of inventory recognized as expense in cost of sales for the year ended December 31, 2023, totaled

$363,082 In addition, the cost of inventory relating to samples given out and expensed in marketing and promotion for the year ended December 31, 2023 totaled $124,376. As at December 31 2023, the Business recorded an allowance for inventory of $nil.

7.	Property and Equipment
		Equipment	Furniture and Fixtures	Total
	Cost Balance, December 31, 2022	$50,516	$8,365	$58,881
	Additions	2,658	8,533	11,191
	Balance, December 31, 2023	$ 53,174	$ 16,898	$ 70,072
	Accumulated depreciation Balance,December 31, 2022	$7,052	$548	$7,600
	Depreciation	8,680	2,414	11,094
	Balance, December 31, 2023	$ 15,732	$ 2,962	$ 18,694
	Net book value December 31, 2023	$ 37,442	$ 13,936	$ 51,378

During the year ended December 31, 2023, the Business capitalized a depreciation of $1,354 as part of the production of inventory.

8.
Operating Lease

During 2022, the Business entered into a non-cancelable operating lease that includes two property locations, one which is being used as the Business’s office and the other as its lab for research and development and the production of inventory. The lease had a commencement date of June 1, 2022, and expires on May 31, 2025, after which the term will continue on a month-to-month basis.

On July 3, 2023, the Business amended the terms of the previously entered lease agreement to lease additional office space from the lessor. Rent increased from $10,773 to $13,477 per month commencing July 1, 2023, through May 31, 2025. The lease amendment required a remeasurement of the lease liability which resulted in an increase of $47,986 to the lease liability and an equal increase in the right of use asset as of July 1, 2023.

The Business recognized a total lease cost related to its noncancelable operating lease of $142,741 for the year ended December 31, 2023. The lease cost has been allocated as follows based on the square footage of each property location.

December 31,2023
Office space, recorded in office andadministration	$104,928
Lab space, recorded in research and development	31,010
Lab space, capitalized to production of inventory	6,803
$142,741

As of December 31, 2023, the Business recorded a security deposit of $10,773 (note 5).

Future minimum lease payments under the Business’s operating lease that have an initial non-cancelable lease term in excess of one year at December 31, 2023 are as follows:

Year endedDecember 31,	Total
2024	161,721
2025	67,384
Thereafter	-
229,105
Less: Imputed interest	(18,616)
Operating leaseliability	210,489
Operating lease lability – current	145,000
Operating lease lability – non-current	$65,489

On July 3, 2023, the Business amended the terms of the previously entered lease agreement on July 4, 2022, to acquire more space. Rent shall increase to $13,477 per month commencing July 1, 2023. The Business used a discount rate of 11.50% upon the remeasurement of the lease liability on July 1, 2023, compared to an original discount rate of 8% on lease commencement, as its incremental cost of borrowing due to the amendment. The remaining lease term as of December 31, 2023, is 1.42 years.

9.
Accounts Payable and Accrued Liabilities

As of December 31, 2023, accounts payable and accrued liabilities consisted of the following:

December 31,2023
Accounts payable	$447,280
Accrued liabilities	54,726
$502,006

10.
Share-based compensation

Certain employees of the Business participate in the share-based compensation plan sponsored by Parent. Under this plan, eligible employees of the Business receive stock options that are settled in shares of the Parent. As the Business does not have its own stock-based compensation plan, the stock awards were granted under Parent’s equity plan, and the Business does not issue its own equity instruments.

Compensation related to these share-based awards is recognized over the vesting period in the statement of operations, with a corresponding credit recorded as an increase to "Net Investment by Parent", rather than additional paid-in capital, in the statement of net investment by parent.

Transactions during the year ended December 31,2023

On February 1, 2023, PMGC granted to an employee of the Business 7 stock options with a contractual life of ten years and an exercise price of $7,000 per common stock. These stock options were valued at $10,767 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

On April 17, 2023, PMGC granted to an employee of the Business 36 stock options with a contractual life of ten years and an exercise price of $7,000 per common stock. These stock options were valued at $131,421 using the Black-Scholes Option Pricing Model. The options vest 25% on the first vesting date and the remaining 75% vest evenly over 36 months thereafter.

On May 15, 2023, PMGC granted to an employee of the Business 2 stock options with a contractual life of ten years and an exercise price of $7,000 per common stock. These stock options were valued at $6,575 using the Black-Scholes Option Pricing Model. The options vest 25% on the first vesting date and the remaining 75% vest evenly over 36 months thereafter.

On June 19, 2023, PMGC granted to an employee of the Business 7 stock options with a contractual life of ten years and an exercise price of $7,000 per common stock. These stock options were valued at $26,299 using the Black-Scholes Option Pricing Model. The options vest 25% on the first vesting date and the remaining 75% vest evenly over 36 months thereafter.

On July 1, 2023, PMGC granted to an employee of the Business 1 stock option with a contractual life of ten years and an exercise price of $7,000 per common stock. These stock options were valued at $3,940 using the Black-Scholes Option Pricing Model. The options vest 25% on the first vesting date and the remaining 75% vest evenly over 36 months thereafter.

The following assumptions were used in the Black-Scholes option pricing model:

December 31, 2023
Risk-free interest rate	3.39% - 3.86%
Expected life	10 years
Expected dividend rate	0.00%
Expected volatility	100%
Forfeiture rate	0.00%

The continuity of stock options for the years ended December 31, 2023 is summarized below:

	Number of stock options	Weighted average exercise price
Outstanding, December 31, 2022	577	1,346.22
Granted	53	7,000.00
Forfeited	(10)	840.00
Outstanding, December 31, 2023	619	1,837.25

As of December 31, 2023, the following options were outstanding, entitling the holders thereof the right to purchase one common stock in PMGC for each option held as follows:

Weighted average

Outstanding	Vested	Expiry date	exercise price($)
316	230	February 8, 2031	840
25	25	February 27, 2031	840
32	13	April 25, 2032	840
11	4	June 1, 2032	1,876
79	28	July 1, 2032	1,876
71	24	August 8, 2032	1,876
7	2	October 15, 2032	1,876
7	4	November 1,2032	1,876
4	1	November 1,2032	7,000
14	4	December 12,2032	7,000
7	-	March 2, 2033	7,000
36	-	April 16, 2033	7,000
7	-	June 27, 2033	7,000
2	-	July 1, 2024	7,000
1	-	July 10, 2034	7,000
619	335		1,837.26

As of December 31, 2023, the weighted average life of stock options outstanding was 7.83 years.

During the year ended December 31, 2023, the Business recorded $237,674 in share-based compensation expense, of which $226,842 and $10,832, included in office and administration and research and development, respectively.

Between January 1, 2024 and January 16, 2025, PMGC issued 9 stock options to employee of the business (Note 15), 350 stock options were forfeited or expired as a result of termination of employment relationships, and 4 stock options became vested. On January 16, 2025, upon the close of the sale of the Business to Carmell, On January 16, 2025, upon the close of the sale of the Business to Carmell, 64 unvested stock options were forfeited as a result of the cessation of employment relationship with PMGC. 339 vested stock options will expire on April 16, 2025 following the lapse of the 90-day grace period for these employees of the Business.

11.
Related Party Transactions

Historically, the Business has been managed and operated in the ordinary course of business within the Parent. Accordingly, certain costs have been allocated to Skincare and reflected as expenses in the Financial Statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical

Parent expenses attributable to Skincare for purposes of the stand-alone financial statements. However, the expenses reflected in the Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Skincare historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the Financial Statements may not be indicative of related expenses that will be incurred in the future by Skincare.

Centralized Treasury

Treasury activities, including activities related to the Business, are centralized by the Parent such that net cash collections and disbursements are generally distributed to the Parent and reflected as net Parent investment. All of Skincare’s transactions with the Parent are considered to be financing transactions, which are presented as Net Transfers from Parent in the accompanying statement of cash flows.

Related Parties

Related parties consist of the following individuals and corporations:

•
Braeden Lichti, Chairman and former President of PMGC, significant shareholder through BWL Investments Ltd. Resigned as President effective October 11, 2022.
•
Jordan Plews, Former Director of PMGC (resigned December 23, 2024), Former CEO of the Business (resigned January 16, 2025), significant shareholder through JP Bio Consulting LLC
•
Graydon Bensler, CFO, CEO, and Director of PMGC
•
Yi Guo, Former Director of PMGC, resigned effective September 29,2022
•
Tim Sayed, Chief Medical Officer of the Business
•
Brenda Buechler, Former Chief Marketing Officer of the Business (resigned June 20, 2024)
•
Christoph Kraneiss, Former Chief Commercial Officer of the Business (resigned June 20, 2024)
•
Jeffrey Parry, Director of PMGC (appointed June 1, 2023)
•
Julie Daley, Director of PMGC (appointed June 1, 2023)
•
Crystal Muilenburg, Director of PMGC (appointed June 1, 2023, resigned February 29, 2024)
•
GB Capital Ltd., controlled by Graydon Bensler
•
JP Bio Consulting LLC, significant shareholder and controlled by Jordan Plews
•
BWL Investments Ltd., significant shareholder and controlled by Braeden Lichti
•
Northstrive Companies Inc., controlled by Braeden Lichti

Key management personnel include those persons having authority and responsibility for planning, directing, and controlling the activities of the Business as a whole. The Business has determined that key management personnel consist of members of the Business’s Board of Directors, corporate officers, and individuals with more than 10% control.

Remuneration attributed to key management personnel are summarized as follows:

December 31,2023
Salaries	$ 633,957
Share-based compensation	133,503
$ 887,460

Jordan Plews, Former CEO and Former Director of PMGC, earned a Salary of $223,646 during the year ended December 31, 2023 (includes employer taxes of $23,646).

Brenda Buechler, Former Chief Marketing Officer, earned a Salary of $212,913 during the year ended December 31, 2023 (including employer taxes of $22,913).

Christoph Kraneiss, Former Chief Commercial Officer, earned a Salary of $197,398 during the year ended December 31, 2023 (including employer taxes of $17,398).

Details of the fair value granted to each individual and the related expense recorded for the year ended December 31, 2023, are as follows:

	December 31, 2023	Fair valueof stock options granted
Jordan Plews, CEO and Director	6,563	50,995
Tim Sayed, ChiefMedical Officer	6,563	50,995
Brenda Buechler, ChiefMarketing Officer	62,705	143,671
Christoph Kraneiss, ChiefCommercial Officer	57,672	121,243
	$133,503	$366,904

As of December 31, 2023, the Business had $9,944, $8,765, and $9,494 due to Jordan Plews, Former CEO and Former Director of PMGC, Christoph Kraneiss, Former Chief Commercia Officer, and Brenda Buechler, Former Chief Marketing Officer, respectively, for accrued salaries.

As of December 31, 2023, the Business had $4,272 and $879 due to Jordan Plews, Former CEO and Former Director of PMGC, and Brenda Buechler, Former Chief Marketing Officer, respectively, for expenses incurred on behalf of the Business.

12.
Income Tax

During the year ended December 31, 2023, there is $Nil and $Nil for current and deferred income tax expense, respectively, reflected in the Statement of Operations.

The following are the components of income before income tax reflected in the Statement of Operations for the year ended December 31, 2023:

Component of LossBefore Income Tax	December 31, 2023
Net loss beforeincome tax	$(2,644,778)
Effectivetax rate	27.87%
Expectedrecovery	(737,179)
Share-based compensation	66,247
Change in valuation allowance	670,932
Tax expense (recovery)	-

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating the ability to recover the deferred tax assets within the jurisdiction from which they arise, the Business considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial operations. In projecting future taxable income, the Business began with historical results adjusted for changes in accounting policies and incorporates assumptions including the amount of future pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgement about the forecasts of future taxable income and are consistent with the plans and estimates the Business is using to manage the underlying businesses. In evaluating objective evidence that historical results provide, the Business consider three years of cumulative operating income (loss).

13.
Commitments and Contingencies

The Business has no material commitments as of December 31, 2023, other than the operating lease described in Note 8.

Upon the Business’s initial registration of cosmetic products with Health Canada in 2022, the Canadian health ministry confirmed that the ingredients contained in the cosmetic products were permitted for use in cosmetics in Canada, and our cosmetic products as sold were compliant with any applicable requirements of the Food and Drugs Act (Canada) and Cosmetic Regulations pursuant to the Food and Drugs Act (Canada) with respect to all ingredients and composition, including that none of the ingredients contained therein were named on the Cosmetic Ingredient Hotlist (as published by Health Canada).

Health Canada is responsible for regulation of the sale of cosmetics under the Food and Drugs Act and Cosmetic Regulations, including the interpretation of what may be represented on labels and in promotional materials regarding the claimed properties of cosmetic products. The Business markets its products in Canada as cosmetics under the Food and Drugs Act, having submitted cosmetic notifications to Health Canada for both products as required by the Cosmetic Regulations. There is no pre-market approval required from Health Canada to market a cosmetic in Canada. In March 2024, The Business received correspondence from Health Canada, advising that Health Canada had reviewed certain undisclosed information about the Business’s products. Health Canada advised that based on this review, the products did not meet Health Canada’s interpretation of the conditions required to market a cosmetic in Canada. In response to Health Canada’s communication, The Business has engaged Health Canada to obtain clarity about the review and how the products can be marked in Canada.

Depending on the outcome of the Business’s engagement with Health Canada, the Business’s products could be subject to additional regulatory requirements in order to be advertised or sold in Canada. Prior to receiving the March 2024 notice, our distribution agreement partner’s sales in Canada contributed $158,603 to our total revenue of $1,712,595, representing about 9.26% of total revenue for the year ended December 31, 2023. As of March 18, 2024, the Company has voluntarily stopped sale of its products in Canada. On April 30, 2024, the Business's appointed Canadian distributor, Evolve Medical Inc., terminated the existing distribution agreement.

14.
Concentration

Customers

For the year ended December 31, 2023, the Business recorded 34% of its revenue from its 3 largest customers. The Business’s largest customer, representing $234,800 of revenue, relates to sales to a wholesaler during the period. The Business’s largest customer, representing $344,018 of revenue, relates to a white label distributor agreement signed during the year.

As of December 31, 2023, the Business had $49 receivables due from these customers and $7,500 in customer deposits were received from its largest customer.

The Business expects its dependence on these major customers to decrease over time as it enters into additional distributor agreements and builds out its sales team.

Suppliers

During the year end December 31, 2023, the Business had 3 key suppliers that represented approximately 73% of the cost incurred in the purchase and production of inventory. The table below represents a breakdown of each supplier as a percentage of the cost incurred (Suppliers are shown from largest to smallest and does not necessarily represent the same suppliers period over period):

December 31,2023
Supplier 1	32%
Supplier2	29%
Supplier 3	12%
73%

The Business continually evaluates the performance of its suppliers and the availability of alternatives to substitute or supplement its inventory production supply chain. The Business believes that a breakdown in supply from one of its key suppliers would be overcome in a short amount of time given the availability of alternatives.

15.
Subsequent Events

Management has evaluated events subsequent to the year ended December 31, 2023, up to March 29, 2025, for transactions and other events that may require adjustment of and/or disclosure in the financial statements.

From January 2 to February 13, 2024, PMGC issued to two employees of the Business 9 stock options to purchase common stock of PMGC at an exercise price equal to $7,000.00 per share that mature in 10 years.

On March 6, 2024, Health Canada notified the Business that it has classified the Business’s products as a drug. On April

30, 2024, the Business's appointed Canadian distributor, Evolve Medical Inc., terminated the existing distribution agreement.

On November 27, 2024, PMGC completed a reverse stock split on a ratio of two hundred old common shares for every one new post reverse split common share. In addition, on March 10, 2025, PMGC completed a second reverse stock split on a ratio of seven common shares for every one new post second reverse split common share. All references to the number of options (Note 10) have been retrospectively adjusted to give effect to these reverse stock splits. On a combined basis, this reflects retrospectively a reverse stock split of 1-for-1,400.

On December 31, 2024, PMGC and Impasse entered into an Asset Purchase Agreement with Cutis Cura Corporation (the “Buyer”), a wholly owned subsidiary of Carmell Corporation, to sell substantially all its assets, including intellectual property, trademarks, inventory, fixed assets, customer relationships, and assigned contracts, while retaining cash, accounts receivable, tax assets, and other excluded assets. In exchange, PMGC received common stock valued at $1,075,463 (with a $100,000 indemnification holdback for 12 months), a cash payment of $56,525 contingent on the sale of certain inventory, and future earnout payments based on net sales performance. The Buyer also assumed certain trade payables and contractual obligations incurred in the ordinary course of business. The sale of the Business closed on January 16, 2025.

Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 16, 2025, Longevity Health Holdings, Inc. (formerly Carmell Corporation), a Delaware corporation, (the “Company”) completed, through its wholly owned subsidiary, Elevai Skincare, Inc. (formerly Cutis Cura Corporation), a Delaware corporation (the “Buyer”), the acquisition of substantially all of the assets (the “Purchased Assets”), and assumption of certain of the liabilities (the “Assumed Liabilities”), of PMGC Holdings Inc., a Nevada corporation and successor to Elevai Labs Inc., a Delaware corporation (“Parent”), and PMGC Impasse, Inc. (formerly Elevai Skincare, Inc.), a Delaware corporation and a wholly owned subsidiary of Parent (“Seller”), related to the Seller’s skincare and haircare business, hereinafter referred to as “Skincare Business”, (the “Acquisition”), pursuant to an Asset Purchase Agreement, dated as of December 31, 2024 (the “Asset Purchase Agreement”), by and among the Company, Buyer, Parent and Seller (the “Acquisition”).

Upon the closing of the Acquisition (the “Closing”), the purchase consideration for the Acquisition consisted of (i) 1,149,226 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issued by the Company to Seller (the “Closing Shares”) at the Closing, as well as 117,814 additional shares of Common Stock to be withheld by the Company for 12 months after the Closing to secure the indemnification obligations of Seller and Parent under the Asset Purchase Agreement; (ii) Buyer’s assumption of the Assumed Liabilities; and (iii) $56,525 in cash to be paid within 60 days following the sale by Buyer of all 7,500 units of the Enfinity product and 20,000 tubes of the Empower product included in the Purchased Assets as of the Closing. Following the Closing, Buyer will pay the following additional earnout consideration for the Purchased Assets, if and when payable: (a) Buyer will pay to Seller, for each year ending on the anniversary of the date of the Closing (the “Closing Date”) during the five-year period following the Closing, an amount, if any, equal to 5% of the Net Sales (as defined in the Asset Purchase Agreement) of Buyer generated during such year from Seller’s existing products as of the Closing (the “Royalties”); and (b) Buyer will pay to Seller a one-time payment of $500,000 if Buyer achieves $500,000 in net revenue from sales of the Seller’s existing hair and scalp products as of the Closing on or before the 24-month anniversary of the Closing Date.

The foregoing description of the Asset Purchase Agreement and the Acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the SEC on January 3, 2025 ( (the “Original Form 8-K”) and is incorporated herein by reference.

The following unaudited pro forma combined financial information has been prepared to illustrate the effect of the Acquisition. These unaudited pro forma combined financial statements have been derived by the application of pro forma adjustments to the historical audited and unaudited consolidated financial statements and other financial information of the Company and the Skincare Business. The historical financial information has been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma adjustments that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of the Company.

The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of the Company and Skincare Business as of September 30, 2024 and has been prepared to reflect the Acquisition as if it occurred as of such date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 and the nine months ended September 30, 2024 combine the historical results of operations of the Company and Skincare Business, giving effect to the Acquisition as if it occurred on January 1, 2023.

The unaudited pro forma combined financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the accompanying notes. They do not purport to indicate the results that would actually have been obtained had the Acquisition been completed on the assumed date or for the periods presented or which may be realized in the future.

The pro forma financial statements should be read in conjunction with:

•
the accompanying notes to the pro forma financial statements;
•
the historical unaudited condensed consolidated financial statements of the Company as of and for the three and nine months ended September 30, 2024, and the related notes, which are included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2024 (the “Form 10-Q”);
•
the historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2023, and the related notes, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2024 (the “Form 10-K”);
•
the historical unaudited condensed financial statements of Skincare Business as of and for the nine months ended September 30, 2024, and the related notes, included as Exhibit 99.1 to this Current Report;
•
the historical audited financial statements of Skincare Business as of and for the year ended December 31, 2023, and the related notes, included as Exhibit 99.2 to this Current Report; and
•
the Asset Purchase Agreement filed as Exhibit 2.1 to the Original Form 8-K.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF September 30, 2024

	Company Historical	Skincare Business Historical	Acquisition Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash	$1,137,325	$—	$—		$1,137,325
Accounts receivable	15,079	16,889	—		31,968
Inventory	97,890	986,421	354,708		1,439,019
Income taxes receivable	204,559	—	—		204,559
Prepaid expenses and deposits	430,036	111,064	—		541,100
Total current assets	1,884,889	1,114,374	354,708		3,353,971
Operating lease right of use asset	404,971	101,471	—		506,442
Property and equipment, net of accumulated depreciation	131,216	51,235	(18,218)	(1)	164,233
Intangible assets, net of accumulated amortization	20,778	—	528,330	(1)	549,108
Total assets	$2,441,854	$1,267,080	$864,821		$4,573,755

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$4,214,294	$572,239	$41,250	(2)	$4,827,783
Accrued interest	1,175,845	—	—		1,175,845
Accrued expenses and other liabilities	334,569	128,998			463,567
Accrued liabilities, related party	—	60,539	(60,539)	(3)	—
Loans payable, net of debt discount	362,967	—	—		362,967
Operating lease liability	86,163	103,309	—		189,472
Earnout liability	—	—	306,337	(4)	306,337
Total current liabilities	6,173,838	865,085	287,048		7,325,971
Long-term liabilities:
Operating lease liability, net of current portion	332,573	—			332,573
Total liabilities	6,506,411	865,085	287,048		7,658,544

Commitments and contingencies (see Note 10)

Stockholders’ (deficit) equity:
Common Stock	2,091		115	(5)	2,206
Additional paid-in capital	63,890,731	401,995	673,316	(5)
			(401,995)	(6)
			306,337	(4)	64,870,384
Accumulated deficit	(67,957,379)	—	—		(67,957,379)
Total stockholders’ (deficit) equity	(4,064,557)	401,995	577,773		(3,084,789)
Total liabilities and stockholders’ (deficit) equity	$2,441,854	$1,267,080	$864,821		$4,573,755

The accompanying notes are an integral part of these financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

	Company Historical	Skincare Business Historical	Acquisition Pro Forma Adjustments		Pro Forma Combined
Gross sales	$71,235	$1,792,427	$—		$1,863,662
Discounts and allowances	(38,396)	(44,857)	—		(83,253)
Net sales	32,839	1,747,570	—		1,780,409
Cost of Goods Sold	5,132	468,763	—		473,895
Gross Profit	27,707	1,278,807	—		1,306,514

Operating expenses:
Selling and marketing	131,107	932,670	(536,176)	(a)	527,601
Research and development	865,292	209,135	(137,602)	(a)	936,825
General and administrative	2,957,890	2,159,714	(803,403)	(a)	4,314,201
Depreciation and amortization of intangible assets	65,039	7,367	39,625	(b)	112,031
Restructuring charges	—	—	—		—
Total operating expenses	4,019,328	3,308,886	(1,437,556)		5,890,658
Loss from operations	(3,991,621)	(2,030,079)	1,437,556		(4,584,144)

Other income (expense):
Other income (expense)	41,970	36,066	(36,066)	(c)	41,970
Interest expense	(21,953)	(18,099)	18,099	(c)	(21,953)
Amortization of debt discount	(19,549)	—	—		(19,549)
Loss on forward purchase agreement	(5,700,451)	—	—		(5,700,451)
Loss on lease termination	(44,577)	—	—		(44,577)
Change in fair value of derivative liabilities	—	—	—		—
Total other income (expense)	(5,744,560)	17,967	(17,967)		(5,744,560)
Loss from continuing operations before provision for income taxes	(9,736,181)	(2,012,112)	1,419,589		(10,328,704)

Provision for income taxes	—	—	—		—
Loss from continuing operations	(9,736,181)	(2,012,112)	1,419,589		(10,328,704)

Loss from discontinued operations attributable to common shareholders	(1,252,276)	—	—		(1,252,276)
Gain on sale of discontinued operations attributable to common shareholders	1,534,479	—	—		1,534,479
Net loss	$(9,453,978)	$(2,012,112)	$1,419,589		$(10,046,501)

Net (loss) income per common share - basic and diluted:
Net loss from continuing operations	$(0.45)				$(0.45)
Discontinued operations, net of tax	0.01				0.01
Net loss per common share	$(0.44)				$(0.44)

Weighted average of common shares outstanding - basic and diluted	21,516,291				22,783,331

The accompanying notes are an integral part of these financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

	Company Historical	Skincare Business Historical	Pro Forma Adjustments		Pro Forma Combined
Gross sales	$—	$1,743,285	$—		$1,743,285
Discounts and allowances		(30,690)	—		(30,690)
Net sales	—	1,712,595	—		1,712,595
Cost of sales	—	578,015	354,708		932,723
Gross profit	—	1,134,580	(354,708)		779,872

Operating expenses:
Selling and marketing	—	403,841	(205,378)	(a)	198,463
Research and development	2,497,218	418,833	(197,636)	(a)	2,718,415
General and administrative	2,622,945	2,927,418	(1,244,926)	(a)	4,305,437
Depreciation and amortization of intangible assets	97,113	9,741	52,833	(b)	159,687
Restructuring charges	726,280	—	—		726,280
Total operating expenses	5,943,556	3,759,833	(1,595,107)		8,108,282
Loss from operations	(5,943,556)	(2,625,253)	1,240,399		(7,328,410)

Other income (expense):
Other income	68,772	—	—		68,772
Interest expense	(853,805)	(19,525)	19,525	(c)	(853,805)
Amortization of debt discount	(35,513)	—	—		(35,513)
Loss on forward purchase agreement	(10,268,130)	—	—		(10,268,130)
Change in fair value of derivative liabilities	826,980	—	—		826,980
Total other income (expense)	(10,261,696)	(19,525)	19,525		(10,261,696)
Loss from continuing operations before provision for income taxes	(16,205,252)	(2,644,778)	1,259,924		(17,590,106)

Provision for income taxes	—	—	—		—

Loss from continuing operations	(16,205,252)	(2,644,778)	1,259,924		(17,590,106)

(Loss) income from discontinued operations attributable to common shareholders	760,165				760,165
Net loss	(15,445,087)	(2,644,778)	1,259,924		(16,829,941)

Dividends on Legacy Series A, Legacy Series C-1, and Legacy C-2 preferred stock	(676,023)	—			(676,023)
Net loss attributable to common stockholders	$(16,121,110)	$(2,644,778)	$1,259,924		$(17,505,964)

Net loss per common share - basic and diluted:
Net loss from continuing operations	$(1.53)				$(1.49)
Discontinued operations, net of tax	0.07				0.06
Net loss per common share	$(1.46)				$(1.43)

Weighted average of common shares outstanding - basic and diluted	11,021,167				12,288,207

The accompanying notes are an integral part of these financial statements

Notes to Unaudited Pro Forma Condensed

Combined Financial Statements

Note 1 - Accounting for the Acquisition

The unaudited pro forma combined financial statements give effect to the Acquisition under the asset acquisition method of accounting in accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), with the Company treated as the acquirer. The cost of the assets acquired in an asset acquisition is allocated to the individual assets acquired or liabilities assumed based on their relative fair values of net identifiable assets acquired other than certain “non-qualifying” assets (e.g., accounts receivable) and does not give rise to goodwill. The Acquisition is accounted for as an asset acquisition based on the nature of its pre-acquisition operations and other factors outlined in ASC 805, with the fair value of total consideration paid in conjunction with the Merger allocated to the assets acquired and liabilities assumed based on their relative fair values as of the date of the Closing.

For purposes of estimating the fair value, where applicable, of the assets acquired and liabilities assumed as reflected in the unaudited pro forma combined financial information, the Company has applied the guidance in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as ‘‘the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.’’

As of the date of this Current Report on Form 8-K/A (this “Current Report”), the Company has not finalized the valuation work necessary to arrive at the final fair values of the assets acquired and liabilities assumed. Accordingly, the allocation of purchase price included in these pro forma financial statements is based on preliminary estimates. The purchase price allocation in the accompanying preliminary unaudited pro forma financial statements is subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurance that the finalization of the valuation work will not result in material changes from the preliminary purchase price allocation.

As of the Closing Date, the estimated fair value of the consideration for the Acquisition included the following:

Common Stock - 1,149,226 shares issued	$610,813
Common Stock - 117,814 shares withheld	62,618
Earnout liability	306,337
Cost related to acquisition	41,250
Total estimated fair value of consideration	$1,021,018

The Company is also obligated to pay the Royalties, which will be recognized as incurred, and any value relating to the Royalties is excluded from the table above.

The preliminary allocation of the purchase consideration to the estimated fair values of assets acquired and liabilities assumed is as follows (in thousands):

Assets purchased:
Accounts receivable	$16,889
Inventory	1,341,129
Prepaid expenses and deposits	111,064
Right of use asset	101,471
Property and equipment, net	33,017
Intangible assets	528,330
Total assets acquired	2,131,901
Liabilities assumed
Accounts payable	701,237
Operating lease liability	103,309
Earnout liability	306,337
Total liabilities assumed	1,110,883
Total estimated fair value of consideration	$1,021,018

Note 2 - Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Company upon consummation of the Acquisition and the other events contemplated by the Asset Purchase Agreement in accordance with accounting principals generally accepted in the United States.

The assumptions and estimates underlying the unaudited pro forma adjustments presented in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Acquisition occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Company following the consummation of the Acquisition. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The Company and the Seller had no historical relationship prior to the transactions discussed in this Current Report. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Note 3 - Reclassification Adjustments

The unaudited pro forma condensed combined balance sheet and condensed combined statements of operations have been adjusted to reflect certain reclassifications of Skincare Business' historical financial statements to conform to the Company's financial statement presentation.

Note 4 - Pro Forma Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)
Reflects the excess fair value of net assets acquired over the fair value of the cost of the asset acquisition was allocated on a fair value basis to all qualifying assets,which is comprised of property and equipment, and intangible assets (primarily related to the brand name and trademarks). The preliminary pro forma purchase price allocation is estimated and is subject to change upon a completed valuation of the Acquired Assets and Assumed Liabilities as of the date of the Closing.
(2)
Reflects the accrual for costs incurred by the Company that are directly attributable to the Acquisition and included in consideration for the Acquisition.
(3)
Reflects the elimination of liabilities that were not assumed in the Acquisition.
(4)
Reflects the accrual for fair value of the $56,525 payable related to the sale of all 7,500 units of the Enfinity product and 20,000 tubes of the Empower product included in the Purchased Assets as of the Closing and the one-time payment of $500,000 payable if Buyer achieves $500,000 in net revenue from sales of the Seller’s existing hair and scalp products as of the Closing on or before the 24-month anniversary of the Closing Date. The Company is also obligated to pay the Royalties, which will be recognized when the related revenue is recognized.
(5)
Reflects the fair value of the stock consideration paid in conjunction with the Acquisition as detailed in Note 1 - Accounting for the Acquisition.
(6)
Reflects the elimination of the historical equity balance of Skincare Business.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)
Reflects the elimination of non-recurring costs primarily related to former employees of Skincare Business that were not hired by the Company, non-recurring legal expenses, non-recurring selling and marketing costs, and synergies from the Acquisition, including duplicative accounting and other consulting costs.
(b)
Reflects the amortization of intangible assets acquired, which are being amortized over their estimated ten-year life.
(c)
Reflects the elimination of non-recurring other income and interest expense related to liabilities not assumed in the Acquisition.